Exhibit 3.1

                                    AMENDMENT
                                TO THE BYLAWS OF
                           EASTGROUP PROPERTIES, INC.

     By resolutions adopted by the Board of Directors of EastGroup Properties, Inc. (the "Corporation"), on April 11, 2007, the Board of Directors authorized the following amendment to the Corporation's Bylaws:
     Section 8 of Article VII of the Bylaws is to be deleted in its entirety and replaced by the following:

     Section 8. MARYLAND CONTROL SHARE ACQUISITION ACT.

          For purposes of the Maryland Control Share Acquisition Act, Ann. Code of Md., Corporations and Associations ss.ss. 3-701 through 3-710 (the "Act"), the Act shall not apply to the voting rights of any shares of stock of the Corporation acquired by a person that is a registered investment advisor under the Investment Advisors Act of 1940, provided that such shares of stock are acquired in the ordinary course of business of the acquirer, in good faith and not with the intent to effect or to influence a change of control of the Corporation. The foregoing is certified as an amendment to the Bylaws of the Corporation, adopted by unanimous written consent of the Board of Directors effective as of April 11, 2007.


                                          /s/ N. Keith McKey
                                          N. Keith McKey, Secretary
April 12, 2007


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